MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT ("**Agreement**") is entered into as of November ____, 2019 ("**Effective Date**") by and between GREEN ANALYTICS MASSACHUSETTS, LLC, a Massachusetts limited liability company ("**Green Analytics**"), and VIRIDIS ANALYTICS MA, LLC, a Massachusetts limited liability company ("**Viridis**") and EVIO, INC., a Colorado corporation, as the sole current Member of Viridis ("**Viridis Member**"). Green Analytics, Viridis, and the Viridis Member are sometimes referred to herein individually as a "**Party**" and collectively as the "**Parties**."

RECITALS

WHEREAS, the Viridis Member owns 100% of the membership and economic interests in Viridis ("**Membership Interests**");

WHEREAS, Green Analytics wishes to purchase from the Viridis Member, and the Viridis Member wishes to sell to Green Analytics, a total of forty-nine percent (49%) of the issued and outstanding Membership Interests in Viridis; and

WHEREAS, the Parties have agreed to accomplish the foregoing acquisition pursuant to this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the Parties hereby agree as follows:

ARTICLE I
THE PURCHASE

1.1 **The Purchase**. At the Closing (as hereinafter defined), the Viridis Member will sell, transfer, assign and convey to Green Analytics 49% of the issued and outstanding Membership Interests in Viridis pursuant to the assignment of interests in Exhibit A hereto, in exchange for the consideration described below ("**Purchase**"). The Purchase shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law.

1.2 **Purchase Price**. As consideration for the Purchase, Green Analytics shall pay in the aggregate the sum of $900,000, consisting of the sum of $700,000 to the Viridis Member, payable in cash or cash equivalent at Closing ("**Cash Consideration**"), and payment of the initial $200,000 license fee due from Viridis to Steep Hill, Inc. as described in Section 2.5 (the "**Initial License Fee**").

1.3 **Closing**. Subject to the provisions of this Agreement, the transactions contemplated hereby shall close ("**Closing**") within fourteen (14) days after the satisfaction of the conditions set forth in Article IV ("**Closing Date**"), which closing shall occur electronically or at such time and place as agreed by the Parties. Notwithstanding the foregoing, in the event that the Closing has not occurred within six (6) months of the Effective Date, Green Analytics, at its sole discretion, may terminate this Agreement by providing notice in writing to the Viridis Member, after which notice none of the Parties will have any further obligations under this Agreement except for any obligations of confidentiality, which shall continue indefinitely.

ARTICLE II
ADDITIONAL AGREEMENTS

2.1 **Conduct of Viridis**. From the date of this Agreement and until the Closing Date, or until the prior termination of this Agreement, Viridis shall not, unless agreed to by Green Analytics in writing:

(a) engage in any transaction, except (i) the Interim Agreements (as defined below) and (ii) in the normal and ordinary course of business, or create or suffer to exist any security interest upon any of its assets or which will not be discharged in full prior to the Closing;

(b) sell, assign or otherwise transfer any of its assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

(c) fail to use reasonable efforts to preserve intact its present business organizations, keep available the services of its employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and ongoing business not be impaired prior to the Closing;

(d) issue any Membership Interests; permit any Material Adverse Event (as defined in Section 6.3 below) to occur with respect to Viridis or its business or assets, and in the event of the occurrence of any Material Adverse Event, Viridis shall promptly notify Green Analytics in writing of such occurrence; or make any material change with respect to its business in accounting or bookkeeping methods, principles or practices; or

(e) hire, retain, fire or change the terms of compensation for or with any employee, contractor, vendor or customer.

2.2 **Non-Disclosure Agreement**. Each Party shall execute the Non-Disclosure Agreement attached hereto as **Exhibit B** as a condition to Closing ("**Non-Disclosure Agreement**").

2.3 **Management Agreement**. Green Analytics MD, LLC, an affiliate of Green Analytics ("**Green Analytics MD**") will provide operational and financial management services to Viridis pursuant to the Management Agreement attached hereto as **Exhibit C** (the "**Management Agreement**"), which Viridis and Green Analytics MD shall execute as a condition to Closing.

2.4 **Name Change**. Following the Closing, Viridis will file documents and obtain approval from the Cannabis Control Commission and the City of Framingham to operates as "Steep Hill Massachusetts."

2.5 **License Payments**. In addition to payment of the Cash Consideration, as a contribution to capital of Viridis, within 30 days after the Effective Date Green Analytics shall pay Initial License Fee to Steep Hill, Inc. ("**Licensor**") for the exclusive license to use the STEEP HILL name and intellectual property in Massachusetts ("**License**") territory payment. Such amount shall be credited to the capital account of Green Analytics. Thereafter, Viridis shall be responsible for the remaining $100,000 license fee (and any subsequent license fees) due to Licensor as and when the same are due.

2.6 **Loan**. Green Analytics shall, at the request of Viridis, provide a loan to Viridis of up to a maximum amount of $200,000 (the "**Green Analytics Loan**"), with interest accruing on the outstanding balance of such loan at the mid-term Applicable Federal Rate, pursuant to a promissory note in such form as agreed between the Parties, which note will mature one year after the date of the loan. Viridis may request such loan any time from Closing until the date five (5) years thereafter. For avoidance of doubt, the Green

Analytics Loan is not part of, and is in addition to, the Cash Consideration and payment of the Initial License Fee.

2.7 **Protection of Confidential Information**. The terms of this Agreement and all documents and information delivered by a Party hereunder shall be treated and protected as "Confidential Information" under the Non-Disclosure Agreement.

2.8 **Related-Party Agreements.** The Parties expressly acknowledge that certain current and future agreements and commercial arrangements contemplated by this Agreement, including, but not limited to, (a) the Management Agreement, (b) the License, and (c) the Green Analytics Loan are made with Green Analytics or its affiliates. The parties hereto acknowledge and agree that any such existing and future related-party agreements, and any decisions regarding the same, are governed by the terms of the Amended and Restated Operating Agreement of Viridis, including but not limited to Section 15.2(b) thereof, and any such duties provided therein expressly replace any duties imposed by applicable law.

2.9 **Interim Agreements**. The Parties acknowledge that the Closing may not occur prior to, among other conditions, approval from the Massachusetts Cannabis Control Commission of the ownership and commercial relationships contemplated hereby. The Parties agree that during the interim period between the date hereof and the Closing, the Parties shall operate pursuant to the Consulting Agreement and Promissory Note (the "Interim Agreements") attached hereto as **Exhibit E**. Contemporaneous with the execution of this Agreement, the Parties (which, for the purpose of this sentence, shall include Green Analytics MD) shall execute and deliver the Interim Agreements and the Non-Disclosure Agreement attached hereto as **Exhibit B**.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1 **Representations and Warranties of Green Analytics.** Green Analytics represents and warrants to Viridis and the Viridis Member as follows, which representations shall be true and correct as of Closing:

(a) **Organization, Standing and Power**. Green Analytics is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

(b) **Authority**. Green Analytics has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized. No other corporate or shareholder proceedings on the part of Green Analytics are necessary to authorize the Purchase, or the other transactions contemplated hereby.

(c) **Conflict with Other Agreements; Approvals**. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the

Articles of Organization or Operating Agreement or any organizational document of Green Analytics or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Green Analytics which violation would have a material adverse effect on Green Analytics taken as a whole.

(d) **Investment Representations.** Green Analytics is acquiring the Membership Interests hereunder for its own account with the intention of holding such securities for purposes of investment, and the Green Analytics has no intention of selling such securities in a public distribution in violation of the United States securities laws or any applicable state securities laws. During the course of the negotiation of this Agreement, Green Analytics has had the opportunity to ask questions of and receive answers from representatives of Viridis concerning all matters that the Green Analytics considers material. Green Analytics understands that the Membership Interests have not been registered under the Securities Act and that such securities cannot be resold in a transaction to which the Securities Act applies unless subsequently registered under the Securities Act or an exemption from such registration is available. Neither Green Analytics nor any control person or affiliate of Green Analytics is subject to the "Bad Actor" disqualifications contained in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended ("**Securities Act**").

(e) **Viridis Operating Agreement**. Green Analytics has read and understood the Amended and Restated Operating Agreement attached hereto as **Exhibit D** and, upon receipt of the Membership Interests, agrees to be legally bound by its terms.

(f) **Prohibited Activities**. Neither Green Analytics nor any director, officer or owner of Green Analytics has committed any act or been charged with or convicted of any crime that would result in the denial, revocation, or suspension of a license, permit, registration or other consent or approval from the Commonwealth of Massachusetts necessary for Viridis to conduct commercial cannabis testing activities.

3.2 **Representations and Warranties of Viridis and Viridis Member.** Viridis and the Viridis Member jointly and severally hereby represent and warrant to Green Analytics as follows, which representations shall be true and correct as of Closing:

(a) **Organization, Standing and Power**.

(i) Viridis is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Viridis has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of the relevant Party taken as a whole.

(ii) Viridis Member is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Viridis Member has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of the relevant Party taken as a whole.

(b) **Outstanding Interests**. The Membership Interests to be transferred to Green Analytics hereby represent 49% of the issued and outstanding equity of Viridis. Viridis Member owns such Membership Interests free and clear of all liens and has the absolute right to transfer the same. There are no options, warrants, calls, convertible notes, agreements or other rights to purchase or otherwise acquire from Viridis at any time, or upon the happening of any stated event, any share of the capital interests of Viridis.

(c) **Authority**. Viridis and the Viridis Member each has all requisite power to enter into this Agreement and has the requisite power and authority to consummate the transactions contemplated hereby. Except as specified herein, no other corporate or member proceedings on the part of Viridis are necessary to authorize the Purchase and the other transactions contemplated hereby.

(d) **Conflict with Agreements; Approvals**. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Articles of Organization or Operating Agreement of Viridis or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Viridis or the Viridis Member or their properties or assets except for any such conflict or violation, which when taken together with all other conflict or violation, is not likely to have a material adverse effect on the business of Viridis or the Purchase. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity is required by or with respect to Viridis or the Viridis Member in connection with the execution and delivery of this Agreement by Viridis and the Viridis Member, or the consummation of the transactions contemplated hereby.

(e) **Books and Records**. Viridis has made and will make available for inspection by Green Analytics upon reasonable request all the books of account, relating to the business of Viridis. Such books of account have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to Green Analytics by Viridis are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(f) **Compliance with Laws**. Viridis and the Viridis Member each has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies applicable to it, its properties or the operation of its businesses (without regard to federal laws prohibiting or otherwise relating to commercial cannabis activities).

(g) **Prohibited Activities**. Neither Viridis, nor the Viridis Member, nor any director, officer or owner of Viridis or the Viridis Member has committed any act or been charged with or convicted of any crime that would result in the denial, revocation, or suspension of a license, permit, registration or other consent or approval from the Commonwealth of Massachusetts necessary for Viridis to conduct commercial cannabis testing activities.

(h) **Liabilities and Obligations**. Viridis has no liabilities or outstanding debt currently due or becoming due in the future.

(i) **Litigation.** There is no suit, action or proceeding pending, or threatened against or affecting Viridis or any Viridis Member, which is reasonably likely to have a material adverse effect on Viridis or the Purchase, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against Viridis or the Viridis Member having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(j) **Taxes**.

(i) Viridis has, and always has had, only one member, that member is and always has been the Viridis Member.
(ii) Viridis is, and has been since its formation, treated as an entity disregarded from its owner for federal (and state) income purposes (as provided in Treasury Regulation § 301.7701-3).
(iii) No election has been filed for Viridis to be taxed as a corporation for federal or state income tax purposes.
(iv) Viridis has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all jurisdictions where such filing is required by law; and Viridis has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. Viridis and the Viridis Member know of: (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore; and
(v) No taxing authority has audited Viridis, or has informed Viridis or Viridis Member (in writing or verbally) that Viridis has failed to file any required tax returns, or pay any amount of tax.

(k) **Material Agreements**. With respect to each material contract to which Viridis is bound: (a) the agreement is the legal, valid, binding, enforceable obligation of Viridis and is in full force and effect in all material respects, subject to bankruptcy and equitable remedies exceptions; (b)(X) Viridis is not in material breach or default thereof, (Y) no event has occurred which, with notice or lapse of time, would constitute a material breach or default of, or permit termination, modification, or acceleration under, the contract; or (Z) Viridis has not received any notice or has any knowledge that any other Party is, in default in any respect under any contract; and (c) Viridis has not repudiated any material provision of the agreement.

(l) **Environmental Matters**. Viridis is in compliance with all environmental laws applicable to it in all material respects.

(m) **Compliance with Anti-Corruption Laws**. Neither Viridis nor to the knowledge of Viridis or the Viridis Member, any director, officer, agent, employee or other person acting on behalf of Viridis has, in the course of its actions for, or on behalf of, Viridis: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (iii) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(n) **Financial Statements**. Viridis has provided to Green Analytics the following financial statements (collectively, the "Financial Statements"): (i) audited balance sheets, statements of income, changes in stockholders' equity and cash flow as of and for the two fiscal years most recently ended for Viridis, and (ii) unaudited balance sheets and statements of income for the period ending as of the most recent month end prior to the date of this Agreement. The Financial Statements have been prepared in accordance with GAAP throughout the periods covered thereby, present fairly the financial condition of Viridis as of such dates and the results of operation of Viridis, and are correct and complete.

(o) **Absence of Certain Changes**. Since August 13, 2019, Viridis has conducted its business only in the ordinary course of business and there has not occurred any Material Adverse Event (as defined in Section 6.3 below).

(p) **Licenses and Permits**. Except for receipt of a Final License and approval to commence operations as an Independent Testing Laboratory from the Massachusetts Cannabis Control Commission, Viridis holds all licenses, permits, and approvals necessary to conduct its business as an Independent Testing Laboratory for the testing of cannabis products in Massachusetts, including a Provisional License from the Massachusetts Cannabis Control Commission, and all such licenses, permits, and approvals are validly issued and in good standing.

ARTICLE IV
CLOSING DELIVERIES; CONDITIONS PRECEDENT

4.1 **Viridis' Deliveries**. On or prior to the Closing Date, Viridis and the Viridis Member, as applicable, shall deliver to Green Analytics the following:

(a) **Change of Control Approval**. Evidence that the Massachusetts Cannabis Control Commission has approved a Change of Control Application permitting (i) the assignment of the applicable Membership Interests to Green Analytics, (ii) the entering into of the Management Agreement attached hereto as **Exhibit C** (if deemed necessary), and (iii) any other changes to the structure or personnel of Viridis resulting from the transactions contemplated hereby. Green Analytics shall cooperate as necessary to provide documentation and information required for the submission of the Change of Control Application.

(b) **Assignment**. An assignment evidencing 49% of the Membership Interests transferred to Green Analytics.

(c) **Operating Agreement**. A signed copy of the Amended and Restated Operating Agreement attached hereby as **Exhibit D**.

(d) **Non-Disclosure Agreement**. A signed copy of the Non-Disclosure Agreement attached hereto as **Exhibit B**, which, for avoidance of doubt, shall already have been executed between the Parties as of the date hereof pursuant to Section 2.8 of this Agreement.

(e) **Management Agreement**. A signed copy of the Management Agreement attached hereto as **Exhibit C**.

(f) **Name Change Documents**. Evidence of approval from the Massachusetts Cannabis Control Commission to operate under the name "Steep Hill Massachusetts" and Articles of Amendment changing the name of Viridis to "Steep Hill Massachusetts," which will be signed but not filed as of the Closing Date.

(g) **Certificates**. A certificate from each of Viridis and the Viridis Member, respectively, in form and substance reasonably acceptable to Green Analytics, dated the Closing Date, executed by an officer of each Viridis and the Viridis Member, respectively, and attested to by the Secretary or equivalent officer of such entity, respectively, and certifying: (i) that attached thereto is a true and complete copy of the resolutions

duly adopted by the board of directors or managers of each of Viridis and the Viridis Member, respectively, authorizing the execution and delivery of this Agreement and each of the other transaction documents contemplated herein to which each entity is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect as of the Closing Date and (ii) certifying that the conditions described in Section 4.3 have been satisfied.

(h) **Additional Documents**. Any additional documents that may be reasonably required for the consummation of the transactions contemplated by this Agreement.

4.2 **Green Analytics' Deliveries**. On or prior to the Closing Date, Green Analytics shall deliver to Viridis and the Viridis Member, as applicable, the following:

(a) **Operating Agreement**. A signed copy of the Amended and Restated Operating Agreement attached hereby as **Exhibit D**.

(b) **Non-Disclosure Agreement**. A signed copy of the Non-Disclosure Agreement attached hereto as **Exhibit B**, which, for avoidance of doubt, shall already have been executed between the Parties as of the date hereof pursuant to Section 2.8 of this Agreement.

(c) **Management Agreement**. A signed copy of the Management Agreement attached hereto as **Exhibit C**.

(d) **Payment**. Payment of the Cash Consideration and payment of the Initial License Fee.

(e) **Additional Documents**. Any additional documents that may be reasonably required for the consummation of the transaction contemplated by this Agreement.

4.3 **Conditions to Obligations of Green Analytics**. The obligation of Green Analytics to effect the Purchase is subject to the satisfaction of the following conditions on or before the Closing Date, unless waived by Green Analytics:

(a) **Representations and Warranties**. The representations and warranties of Viridis and the Viridis Member set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and the Closing as though made on and as of the Closing, except as otherwise contemplated by this Agreement.

(b) **Performance of Obligations of Viridis Member**. The Viridis Member shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

(c) **Closing Documents**. Green Analytics shall have received all closing documents described in Section 4.1.

(d) **No Adverse Changes**. No Material Adverse Event (as defined in Section 6.3 below) shall have occurred since the date of this Agreement and no law or order shall have been enacted, entered, promulgated, issued or enforced by any governmental authority of competent jurisdiction, and no proceeding shall have been commenced or threatened, which prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated hereby, without regard to federal laws prohibiting or otherwise relating to commercial cannabis activities.

4.4 **Conditions to Obligations of Viridis Member**. The obligations of the Viridis Member to affect the Purchase is subject to the satisfaction of the following conditions unless waived by Viridis:

(a) **Representations and Warranties.** The representations and warranties of Green Analytics set forth in this Agreement jointly and severally shall be true and correct in all material respects as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.

(b) **Performance of Obligations of Green Analytics**. Green Analytics shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) **Closing Documents**. Viridis shall have received all closing documents described in Section 4.2.

ARTICLE V
INDEMNIFICATION

5.1 **Indemnification of Green Analytics**. Viridis and the Viridis Member shall jointly and severally indemnify and hold Green Analytics and Green Analytics' officers, shareholders, agents and directors ("**Green Analytics' Representatives**") harmless for, from and against any and all claims or losses to which they may become subject resulting from or arising out of any breach of a representation, warranty or covenant made by Viridis or the Viridis Member as set forth herein.

5.2 **Indemnification of Viridis**. Green Analytics shall indemnify and hold Viridis, the Viridis Member and their respective officers, shareholders, agents and directors (the "Viridis's Representatives") harmless for, from and against any and all claims and losses to which they may become subject resulting from or arising out of any breach of a representation, warranty or covenant made by Green Analytics as set forth herein.

ARTICLE VI
SURVIVAL AND TERMINATION

6.1 **Survival**. The covenants and obligations of the Parties contained in this Agreement, and the representations and warranties of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith, shall survive the Closing for a period of five (5) years, provided, however, that the obligations of confidentiality described herein shall continue indefinitely.

6.2 **Termination**. Either Party may terminate this Agreement by writing upon the material breach of the other Party; provided the terminating Party has provided the breaching Party written notice of the breach and a five (5) day period to cure such breach. In the event that the Change of Control Application described in Section 4.1(a) is denied based on the loss of the applicable state cannabis testing licenses of Green Analytics MD, LLC in Maryland or Green Analytics PA, LLC in Pennsylvania, EVIO may terminate this Agreement. This Agreement may be terminated by the written agreement of all Parties for any reason.

6.3 **Material Adverse Event**.

(a) Without in any way limiting the foregoing, in the event of a Material Adverse Event (as defined below) affecting Viridis between the Effective Date and the Closing Date, Green Analytics, at its sole discretion, may terminate this Agreement by providing notice in writing to the Viridis Member, after which none of the Parties will have any obligations under this Agreement, except with respect to obligations of confidentiality, which shall continue perpetually.

(b) "Material Adverse Event" means any one or more events, changes, circumstances, conditions or developments (whether or not arising in the ordinary course of business), which has had or have had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, capitalization, condition (financial or otherwise), results of operations, prospects, rights, assets or liabilities of Viridis; <u>provided</u>, <u>however</u>, the following shall be excluded when determining whether or not a material adverse effect has occurred: (a) conditions generally affecting Viridis' industry, but only to the extent such conditions do not disproportionately affect Viridis relative to their competitors or (b) any adverse effect to the extent attributable to the transactions contemplated or permitted hereby including, without limitation, the announcement or pendency of the transactions contemplated hereby, or to any actions taken by Green Analytics following the execution and delivery of this Agreement.

ARTICLE VII
OTHER MATTERS

7.1 **<u>Counterparts</u>**. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. This Agreement may be signed and delivered by electronic means, including e-mail.

7.2 **<u>Entire Agreement; No Third Party Beneficiaries; Rights of Ownership</u>**. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder.

7.3 **<u>Governing Law</u>**. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to principles of conflicts of law.

7.4 **<u>Publicity</u>**. Except as otherwise required by law or the rules of the SEC, no Party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other Parties, which consent shall not be unreasonably withheld.

7.5 **<u>Assignment</u>**. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties. Any such assignment shall be null and void. Notwithstanding, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

7.6 **<u>Severability</u>**. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the

transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

7.7 **Notices**. All notices or other written communications hereunder will be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt of an electronic confirmation thereof, (ii) one business day after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three business days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the Parties at the addresses set forth below or to such other address as may be designated to the other Party in writing at the address set forth below.

7.8 **Amendment**. This Agreement may be amended by mutual agreement of the Parties. Any such amendment must be by an instrument in writing signed on behalf of each of the Parties hereto.

7.9 **Extension; Waiver**. At any time prior to the Closing, the Parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

7.10 **Recitals.** The Parties acknowledge and agree that the recitals hereto are true and correct and made a part hereof by reference.

7.11 **Federal Waiver**. The Parties expressly acknowledge and agree that (i) the use, possession, cultivation, manufacture, transportation, purchase and sale of cannabis is federally illegal, (ii) the federal laws and certain states' laws regarding the use, possession, buying, selling, cultivation, transportation, manufacture and furnishing of cannabis (the "Industry") are in conflict; (iii) engaging in the lawful conduct of business operations in the Industry under state law may risk criminal or civil forfeiture, violation of federal law, and heightened risk of criminal or civil prosecution, crime and violence; and (iv) such inherent risks are assumed by each Party, and each Party has elected to execute and fulfill this Agreement despite such risks and waives any defense to enforcement of this Agreement based on cannabis being federally illegal. In the event any Party receives a cease and desist letter from any governmental authority concerning its cannabis businesses, it shall inform the other Party within one (1) calendar day.

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IN WITNESS WHEREOF, this Agreement has been signed by the Parties set forth below as of the date above set forth.

GREEN ANALYTICS MASSACHUSETTS, LLC

____
Name: Andrew Rosenstein, MD
Title: General Manager

Address: 9691 Gerwig Lane
Unit A
Columbia, Maryland 21046

VIRIDIS ANALYTICS MA, LLC

____
Name: William Waldrop
Title: Manager

Address: 40 Speen St., Ste 301
Framingham, MA 01701

EVIO, INC.

____
Name: William Waldrop
Title: CEO

Address 2340 W. Horizon Ridge Parkway
Ste 120
Henderson, NV 89052

EXHIBIT A – ASSIGNMENT

ASSIGNMENT OF INTERESTS

THE SECURITIES TRANSFERRED HEREUNDER ARE ISSUED PURSUANT TO A CLAIM OF EXEMPTION FROM THE REGISTRATION OR QUALIFICATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND/OR THE SECURITIES OR "BLUE SKY" LAWS OF CERTAIN STATES AND, ACCORDINGLY, MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES ACT OR "BLUE SKY" LAW OR APPLICABLE EXEMPTIONS THEREFROM AND THE RESTRICTIONS ON TRANSFER CONTAINED IN ANY AGREEMENT TO WHICH SUCH SECURITIES ARE SUBJECT, INCLUDING THE OPERATING AGREEMENT OF VIRIDIS ANALYTICS MA, LLC, AS MAY BE AMENDED FROM TIME TO TIME.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, EVIO, INC. ("**Holder**") hereby transfers, assigns, deposits, sells, and conveys forty nine percent (49%) of its membership interests, in whatever form held ("**Interests**") in VIRIDIS ANALYTICS MA, LLC, a Massachusetts limited liability company ("**Company**"), to GREEN ANALYTICS MASSACHUSETTS, LLC, a Massachusetts limited liability company ("**Assignee**").

Until the actual delivery to the Assignee of a membership certificate represented or issued by the Company, the Assignee shall possess, and shall be entitled to exercise, all rights and powers of the owners and Holder of record of said Interests, including the right to receive distributions and to vote for every purpose and to consent to or waive any act of the Company of any kind; it being expressly stipulated that no voting right, or right to give consents or waivers, remains with the Holder hereof by or under this certificate or by or under any implied agreement. This certificate is issued under and pursuant to, and the rights of the Holder hereof are subject to and limited by, the terms and conditions of the Company's Operating Agreement and Certificate of Organization of the Company, as amended. The Assignee, by acceptance of this assignment, hereby agrees to be bound by the Operating Agreement, Certificate of Organization, and other governing documents previously ratified and approved by the Company, which a copy of all such documents are held at the principal office of the Company.

This certificate and the right, title and interest in and to the Interests, are transferable on the books of the Company by the Assignee in person or by attorney duly authorized, according to the rules established for that purpose by the Company. Assignee may conclusively rely on the execution of the manager of the Company that the respective assignment has been reviewed and approved by the manager and no further Company actions are necessary prior to the recordation of the Interests.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Holder, Assignee, and the Company execute this certificate to be effective as of ____________, 2019.

GREEN ANALYTICS MASSACHUSETTS, LLC

____
Name: Andrew Rosenstein, MD
Title: General Manager

Address: 9691 Gerwig Lane
Unit A
Columbia, Maryland 21046

VIRIDIS ANALYTICS MA, LLC

____
Name: William Waldrop
Title: Manager

Address: 40 Speen Street, Suite 301
Framingham, Massachusetts 01701

EVIO, INC.

____
Name: William Waldrop
Title: CEO

Address 2340 W. Horizon Ridge Parkway
Suite 120
Henderson, Nevada 89052

EXHIBIT B - NON-DISCLOSURE AGREEMENT

MUTUAL NON-DISCLOSURE AGREEMENT

THIS MUTUAL NON-DISCLOSURE AGREEMENT ("**Agreement**") is made and effective this ____ day of ______________, 2019 ("**Effective Date**") by and between GREEN ANALYTICS MD, LLC, a Maryland limited liability company doing business as Steep Hill Maryland with a present mailing address of 9691 Gerwig Lane, Suite A, Columbia, Maryland 21046, GREEN ANALYTICS NORTH, LLC, a Pennsylvania limited liability company doing business as Steep Hill Pennsylvania, GREEN ANALYTICS EAST LLC, a New Jersey limited liability company which will conduct business as Steep Hill New Jersey, and GREEN ANALYTICS MASSACHUSETTS, LLC, a Massachusetts limited liability company which will own part of a business to operate as Steep Hill Massachusetts, (for themselves and any related entities under common ownership with such entities, hereinafter collectively called "**Green Analytics**") and EVIO, INC., a Colorado corporation with a present mailing address of 2340 W. Horizon Ridge Parkway, Suite 120, Henderson, Nevada 89052, for itself and each of its officers, directors, partners, employees, agents and advisers of such entity (hereinafter collectively called "**Evio**") (Green Analytics and Evio hereinafter collectively called the "**Parties**" and individually called a "**Party**").

Purpose. The Parties desire to enter into a business relationship under which Green Analytics will manage the business identified as VIRIDIS ANALYTICS MA, LLC, a Massachusetts limited liability company to operate as Steep Hill Massachusetts ("**Viridis**") and Green Analytics (specifically, Green Analytics Massachusetts, LLC) will purchase a 49% ownership interest in Viridis ("**Authorized Purpose**"). In pursuit of the contemplated business relationship between the Parties, certain trade secrets and business information proprietary to each Party and which each Party considers to be Confidential Information (as hereinafter defined) may be provided to one Party, and its affiliates ("**Receiving Party**") by the other Party, and its affiliates ("**Disclosing Party**"). This Agreement is intended to allow both Parties to have open discussions regarding the Confidential Information, while still affording complete protection of the Disclosing Party's Confidential Information against disclosure or unauthorized use.

Confidential Information. "**Confidential Information**" means any Disclosing Party proprietary information relating to: (i) the Disclosing Party's proprietary technology and products, including without limitation, technical data, trade secrets, know-how, research, product plans, ideas or concepts, products services, software, inventions, patent applications, techniques, processes, developments, algorithms, formulas, technology, designs, schematics, drawings, engineering, and hardware configuration information, (ii) proprietary information relating to the Disclosing Party's operations and business or financial plans or strategies, including but not limited to customers, customer lists, markets, financial statements and projections, standard operating procedures (SOP's) product pricing and marketing, financial or other strategic business plans or information, disclosed to Receiving Party by the Disclosing Party, either directly or indirectly, in writing, orally or by drawings or inspection of samples, equipment or facilities, (iii) information received by the Disclosing Party from third parties under confidential conditions which information is identified by the Disclosing Party as being subject to such conditions; and (iv) the Disclosing Party's "**Trade Secrets**" which means information which derives economic value, actual or potential, from not being generally known to, or readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. "Confidential Information" shall *not* include any information that: (i) is or subsequently becomes publicly available without the Receiving Party's breach of any obligation owed the Disclosing Party; (ii) became known to the Receiving Party prior to the Disclosing Party's disclosure of such information to the Receiving Party; (iii) became known to the Receiving Party from a source other than the Disclosing Party or its affiliates or advisors other than by the breach of an obligation of confidentiality owed to the Disclosing Party; or (iv) is independently developed by the Receiving Party without violating any of its obligations under this Agreement.

Ownership and Non-Disclosure of Confidential Information. The Confidential Information, and all rights thereto, which have been or will be disclosed by the Disclosing Party to the Receiving Party shall remain the exclusive property of the Disclosing Party and shall be held in trust by the Receiving Party for the Disclosing Party. ***Without limitation of the foregoing, the existence and terms or any SOPs or any subcontractor agreement between the Parties and all client information, data, documents and lists provided by Green Analytics to EVIO hereunder shall be deemed to be the Confidential Information of Green Analytics and shall not be disclosed by EVIO, its employees, representatives or agents. In addition, for so long as Green Analytics MD, LLC or any Green Analytics affiliate has a management or services agreement in effect with Viridis, all Confidential Information used in connection with the operation of Viridis shall be presumed to be owned by Green Analytics unless otherwise specifically agreed by the Parties in writing. The current Confidential Information of EVIO hereunder is identified on the Schedule attached hereto, which shall be amended only upon the written consent of the Parties.*** The Receiving Party will keep all Confidential Information of the Disclosing Party confidential and will not, directly or indirectly, commercially exploit the Confidential Information of the Disclosing Party or use same for any other purpose, except for the Authorized Purpose. The Receiving Party shall take all reasonable action and shall take at least the same commercially reasonable precautions as it takes to prevent the disclosure of its own Confidential Information, to prevent the disclosure to third parties of the Confidential Information of the Disclosing Party. The Receiving Party shall only have the right to disclose the Confidential Information to its employees, agents, consultants and professional advisers on a "need to know" basis for the Authorized Purpose. The Receiving Party shall, prior to disclosing any Confidential Information to any such person, issue appropriate instructions to them and obtain all necessary undertakings to ensure that such persons comply with the confidentiality and use obligations and restrictions contained in this Agreement with respect to the Confidential Information of the Disclosing Party. Each Party shall specifically inform each of its representatives, employees and agents who receive any Confidential Information of the other Party hereunder of the obligations created by this Agreement and obtain the written acknowledgment from each such person or entity, who shall be bound to accept the non-disclosure obligations of the Receiving Party. Each Party and its officers (personally, under joint and several liability) shall be liable for any breach hereof by any of its employees, agents or representatives.

No License. Nothing in this Agreement shall be construed as granting any rights to Receiving Party under any patent or copyright, nor shall this Agreement be construed to grant the Receiving Party any rights in or to the Disclosing Party's Confidential Information, except the limited right to review such Confidential Information solely for the Authorized Purpose.

Disclaimer. The Disclosing Party does not make any representation, warranty or guarantee whatsoever to the Receiving Party with respect to the Disclosing Party's Confidential Information. The Disclosing Party shall not be liable for any errors or omissions in its Confidential Information or the results of the use of its Confidential Information.

Required Disclosure. If the Receiving Party becomes legally required to disclose any Confidential Information, the Receiving Party will give the Disclosing Party prompt notice of such fact so that the Disclosing Party may obtain a protective order or other appropriate remedy concerning any such disclosure and/or waive compliance with the non-disclosure provisions of this Agreement. The Receiving Party will fully cooperate with the Disclosing Party in connection with the Disclosing Party's efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure or the Disclosing Party waives such compliance, the Receiving Party will make such disclosure only to the extent that such disclosure is legally required and will use its best efforts to have confidential treatment accorded to the disclosed Confidential Information.

Return of Confidential Information. The Receiving Party shall immediately upon notice from the Disclosing Party, discontinue use of the Confidential Information of the Disclosing Party and return within 10 days of receipt of notice from the Disclosing Party requesting the return of the Disclosing Party's Confidential Information all tangible forms of such Confidential Information, and all copies thereof, which may be or have been in the Receiving Party's possession. Except as otherwise required by law, the Receiving Party shall promptly redeliver or destroy all material containing or reflecting any information contained in the Confidential Information and will not retain any copies, extracts, or other reproductions of such written material. Subject to the foregoing exceptions, all documents, memoranda, notes, or other writings whatsoever, prepared and based on the information contained in the Confidential Information shall be returned or destroyed. If Confidential Information is destroyed, the Receiving Party will provide written certification signed by one of its senior officers that such Confidential Information has been destroyed.

Term. The restrictions on use and disclosure of Confidential Information shall continue indefinitely and shall survive the termination of this Agreement.

Injunctive Relief. The Receiving Party acknowledges and agrees that the breach by it of any of the Receiving Party's confidentiality obligations hereunder may cause serious and irreparable harm to the Disclosing Party which could not adequately be compensated for in damages. Each of the Parties therefore consents to an order specifically enforcing the provisions of this Agreement, or an order of injunction being issued against it restraining it from any further breach of such provisions and agrees that such injunction may be issued against it without the necessity of an undertaking as to damages by the other Party. The provisions of this section shall not derogate from any other remedy which a Party may have in the event of such a breach.

INDEMNIFICATION. EACH PARTY (AS THE RECEIVING PARTY) SHALL INDEMNIFY THE DISCLOSING PARTY THE OFFICERS, MEMBERS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS OF THE DISCLOSING PARTY FOR ANY AND ALL DAMAGES INCURRED AS A RESULT OF ANY BREACH HEREOF BY THE RECEIVING PARTY AND/OR ANY EMPLOYEE OR AGENT OF THE RECEIVING PARTY.

Notices. Any notice which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if mailed by prepaid registered mail, faxed or served personally upon the Party for whom it is intended, addressed to the CEO of the other Party at the address first above written. The date of receipt of any notice, if served personally or by fax, shall be deemed to be the date of delivery thereof and, if mailed, the third business day after delivery.

Further Assurances. Each Party at all times, and from time to time, and upon every reasonable written request to do so, shall make, do, execute, deliver or cause to be made, done, executed and delivered all such further acts, deeds, assurances and things as may be required for more effectually implementing and carrying out the true intent and meaning of this Agreement.

Assignment. Neither Party may assign this Agreement or any of the rights or obligations arising from it without the prior written approval of the other Party, which approval may be unreasonably or arbitrarily withheld, unless in connection with the sale of substantially all of the assets of the assigning Party or to an affiliate of such Party. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the successors and permitted assigns of the Parties.

Enforcement. Delay or failure to exercise any right or remedy hereunder shall not impair such right or remedy or be construed as a waiver thereof or as acquiescence in a breach of this Agreement. Any single or partial exercise of any right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy.

Cannabis Industry Disclosure. Each Party acknowledges and agrees that any services that may be provided by EVIO as contemplated hereunder are strictly limited to the confines of applicable state law and understands that certain activities related to cannabis are currently illegal under the laws of the United States of America. Both Parties also acknowledge the substantial risks involved related to entry into this unique marketplace and agree to hold one another harmless in the event there are any changes in federal, state, or local jurisdiction laws or regulations related to the cannabis industry in general that may negatively affect the ongoing or potential business of the Parties.

Governing Law. This Agreement shall be governed by and enforced in accordance with, the laws in force in the Commonwealth of Massachusetts (excluding any conflict of laws rule or principle which might refer such construction to the laws of another jurisdiction) and shall be treated in all respects as a Massachusetts contract. Each Party irrevocably submits to the non-exclusive jurisdiction of the federal or state courts located in Massachusetts with respect to any matter arising hereunder or related hereto.

Interpretation. The headings in this Agreement are for convenience of reference only and shall not affect the construction or interpretation hereof. Words expressed in the singular include the plural and vice-versa and words in one gender include all genders. The Parties agree that this Agreement constitutes the complete and exclusive statement of the terms and conditions between them covering the performance thereof and cannot be altered, amended or modified except in writing executed by the Parties to be bound thereby. Any representation, warranty or condition, written or otherwise, not expressly contained in this Agreement or in an authorized written amendment thereto shall not be enforceable by either Party. EACH PARTY HEREBY VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the Effective Date.

GREEN ANALYTICS MD, LLC	**EVIO, INC.**
By: ______________________________	By: ______________________________
Dr. Andrew Rosenstein, Manager	William Waldrop, CEO

GREEN ANALYTICS NORTH, LLC

By: ______________________________
Dr. Andrew Rosenstein, Manager

GREEN ANALYTICS EAST LLC

By: ______________________________
Dr. Andrew Rosenstein, Manager

GREEN ANALYTICS MASSACHUSETTS, LLC

By: ______________________________
Dr. Andrew Rosenstein, Manager

CONFIDENTIAL INFORMATION OF EVIO

1. **The copyrights to, but not the subject matter or ideas contained within, the following standard operating procedures:**

SOP.T.01.001 Promium Element LIMS Procedures

SOP.T.10.020 Sample Intake Procedures

SOP.T.20.010 Procedures For Sampling Cannabis Products

SOP.T.20.011 Procedure For Sampling Pre-Industrial Hemp

SOP.T.20.020 Sample Handling Storage And Preservation

SOP.T.20.020.CA Sample Handling, Storage And Preservation

SOP.T.20.020.PDX Sampling Handling, Storage, And Preservation

SOP.T.20.021 Laboratory Sample Tracking

SOP.T.20.021.CA Laboratory Sample Tracking

SOP.T.20.022 METRC Procedures

SOP.T.30.020 Homogenization Of Cannabis Samples

SOP.T.30.020.CA Homogenization of Cannabis Samples

SOP.T.30.030 Sample Weighing Procedures

SOP.T.30.040 Sample Drying

SOP.T.30.050 Sample Prep for Cannabinoid Analysis

SOP.T.30.050.CA Sample Preparation For Cannabinoid Quantitation Via HPLC

SOP.T.30.050.PDX Sample Preparation For Cannabinoid Analysis

SOP.T.30.051 Unique Matrix Validation Procedures

SOP.T.30.060 Preparation of Cannabis Flower, Extracts, and Products for Pesticides Analysis

SOP.T.30.061 Quechers Pesticide Analysis Preparation (Krl)

SOP.T.30.070.CA Sample Preparation for Heavy Metals Analysis

SOP.T.30.070.MAS Sample Preparation For Heavy Metals Analysis

SOP.T.40.001 Assessment For Effectiveness W Key

SOP.T.40.010 Moisture Content via Loss on Drying

SOP.T.40.010.MAS Moisture Testing via Moisture Analyzer

SOP.T.40.011 Water Activity Measurement Procedures

SOP.T.40.011.CA Water Activity Measurement Procedure (CA)

SOP.T.40.013 Filth And Foreign Material Inspection

SOP.T.40.020.MFR Cannabinoid Quantitation via HPLC

SOP.T.40.022 Hplc Water And Mobile Phase Prep

SOP.T.40.023 Cannabinoid Quantitation via HPLC (Acetonitrile Method)

SOP.T.40.023.CA Cannabinoid Analysis via HPLC

SOP.T.40.023.MAS Cannabinoid Quantitation via HPLC

SOP.T.40.026 QC Material Preparation and Characterization

SOP.T.40.030 Residual Solvent Analysis via GCFID

SOP.T.40.031 Residual Solvents via HS-GC-MS

SOP.T.40.031.CA Residual Solvent Analysis via GC/MS

SOP.T.40.040 Rapid Yeast And Mold

SOP.T.40.040.MAS Rapid Yeast and Mold

SOP.T.40.041 E. Coli And Coliforms Enumeration via Petrifilm

SOP.T.40.042 Salmonella Presence Determination Via 3M Express System

SOP.T.40.043 PCR Microbiological Pathogen Screening Via Real-Time PCR

SOP.T.40.043.CA PCR Microbiological Pathogen Screening Via Real-Time PCR

SOP.T.40.043.MAS Microbiological Contaminant Quantitation And Pathogen Screening By Real-Time PCR

SOP.T.40.050 Pesticide Analysis via Shimadzu GCMS-TQ8040

SOP.T.40.051 Pesticides Analysis via LC-MSMS

SOP.T.40.051.CA Pesticide and mycotoxin prep and analysis on Perkin Elmer

SOP.T.40.051.MAS Enterobacteriaceae

SOP.T.40.051.MAS Pesticides Analysis Via LC-MS/MS

SOP.T.40.051.PDX Pesticides Analysis via LC-MSMS

SOP.T.40.053.MAS Aerobic Count

SOP.T.40.060 Heavy Metals Analysis via ICP-MS

SOP.T.40.060.CA Heavy Metals Analysis Via ICP-MS

SOP.T.40.060.MAS Heavy Metals Analysis Via ICP-MS

SOP.T.40.070 Tocopherol Acetate Analysis via HPLC

SOP.T.40.080.MAS Mycotoxin Quantification via ELISA

<u>SOP.T.40.090 Terpenoid Analysis via HS-GC-FID And HS-GC-MS</u>

<u>SOP.T.40.090.MAS Aflatoxin Testing With Aflacheck</u>

<u>SOP.T.40.092 Terpenoid Analysis via HS-GC-MS</u>

<u>SOP.T.40.093 Terpenoids Via Agilent GC-MS</u>

<u>SOP.T.40.100 General Procedures For Handling Subcontracted Analyses</u>

<u>SOP.T.80.020 Estimating Uncertainty</u>

<u>SOP.T.80.021Use Of Control Charts For QC Monitoring</u>

<u>SOP.T.90.010 Data Review and Reporting</u>

EXHIBIT C - MANAGEMENT AGREEMENT

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT ("**Agreement**") is made and entered into as of _____________, 2019 ("**Effective Date**") by and between VIRIDIS ANALYTICS MA, LLC, a Massachusetts limited liability company ("**Viridis**") and GREEN ANALYTICS MD, LLC, a Maryland limited liability company ("**Manager**"). As used herein, Viridis and Manager are hereinafter collectively called the "**Parties**" and individually called a "**Party**."

PRELIMINARY STATEMENT

A. VIRIDIS holds an independent testing laboratory license issued by the Commonwealth of Massachusetts Cannabis Control Commission ("**MCCC**"), namely, __________________ ("**License**").

B. Manager is available to provide comprehensive management services as set forth herein and has the expertise and resources to enable it to provide certain management, financial and other services to support and monitor all of the operations of Viridis as is required to ensure compliance with the terms and conditions of this Agreement applicable regulations the MCCC.

C. Viridis desires to engage the services of Manager in accordance with the terms and conditions hereof to perform the services set forth herein in accordance with such terms, standards and conditions.

NOW, THEREFORE, for the covenants, promises and other consideration stated herein, which the Parties acknowledge is sufficient, and with the intent to be legally bound hereby, the Parties agree as follows:

ARTICLE I - APPOINTMENT

1.1 Management Services: During the Term (as defined herein), Manager shall be responsible for the development, administration, operation and management of Viridis' testing operations (collectively, the "**Business**") and shall provide to or on behalf of Viridis all management services typically required by a Business of a similar type and size, including, but not limited to the following, which shall collectively be referred to herein as the "**Management Services**": Manager shall commit sufficient time to the Management Services

(a) Providing management, supervisory, and oversight to Viridis for budgeting, financial planning and operations of all of the Business' operations; and

(b) Maintaining the books and records of the Business, including, but not limited to, accounts payable, accounts receivable, inventory, general ledger, payrolls and other such matters as the financial controller of Viridis; and

(c) Taking any and all actions necessary in furtherance of, in compliance with, or otherwise in any way related to any applicable state or local law, regulation, MCCC guidance and orders (collectively, the "**Laws**") relative to the operation, or management of the Business in effect on the Effective Date or that comes into being, occurs, accrues, becomes effective, or otherwise becomes applicable or required after the Effective Date; and

(d) Selecting and contracting with any third-party consultants, independent contractors, vendors or service providers, which it deems, in its sole and absolute discretion, to be necessary for the Business or its facilities, provided, however, that entering into a contract with a value in excess of one hundred thousand dollars ($100,000.00) shall require the consent of the Company; and

(e) Supplying, managing, engaging, training, evaluating and terminating employees and independent contractors of the Business. Manager shall employ all employees and contract with independent contractors which Manager, in the exercise of its business judgment, deems necessary for the successful operation and management of the Business, upon such terms and conditions as Manager in the exercise of its business judgment, deems necessary and advisable in its sole and absolute discretion; and

(f) Purchasing insurance for the Business of such types, on such terms and in such amounts as the Manager, in its sole and absolute discretion, deems reasonable; and

(g) Providing such other business and financial advice and services as may reasonably be needed.

1.2 Scope of Authority; Cooperation: Without limiting the generality of the foregoing, Manager shall be permitted to accomplish the foregoing services in the name of Viridis. Viridis agrees to cooperate with Manager to permit and assist Manager in carrying out all of its duties as set forth herein. Viridis hereby exclusively grants to Manager all authority and power necessary for Manager to undertake and perform its responsibilities, duties and obligations hereunder, to the full extent permitted and/or except in cases wherein it is impermissible to do so, under applicable Laws.

1.3 Manager hereby grants to Viridis a non-exclusive, non-transferable, limited, royalty-free license during the term of this Agreement to use the Standard Operating Procedures, data, documents, trademarks, trademarks, marketing materials, lists and other proprietary or confidential information of Manager and/or its licensees (collectively, "Manager IP") provided by Manager hereunder in the normal course of Viridis' business, solely during the term of this Agreement. Within 30 days after the termination or expiration of this Agreement, Viridis shall return to Manager all copies and versions of all Manager IP as directed by Manager and a duly authorized officer of Viridis shall confirm that Viridis has returned or destroyed or shall cease to use items of Manager IP as directed by Manager.

ARTICLE II – MANAGEMENT FEE

2.1 Management Fee: During the Term, as consideration for the Management Services, Viridis shall pay Manager management fees ("**Management Fees**") in accordance with the Fee Schedule incorporated herein by this reference and attached hereto as **Schedule A**, plus any actual and reasonable expenses and costs owed to independent third parties as required for the operation of Viridis' business, provided, however, that with respect to expenses and costs, Manager shall obtain pre-approval for any cost or expense greater than fifty thousand dollars ($50,000.00 USD). Nothing contained herein shall be construed to be profit sharing or providing the Manager an ownership interest in Viridis or any other beneficial interest which would violate Viridis' obligations under the Laws.

2.2 Books and Records: Manager shall maintain and keep on behalf of Viridis full and adequate books of accounts and such other records as are necessary to reflect the results of each of the Business' operations.

ARTICLE III – REPRESENTATIONS, WARRANTIES AND COVENANTS

Manager hereby represents, warrants, and covenants to Viridis that: (i) it is a limited liability company which was duly incorporated and organized, and is validly existing under the laws of the Commonwealth and qualified to conduct business in the State of Massachusetts; (ii) it is duly qualified to carry out its business, and is in good standing in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualifications necessary, except where failure to be duly qualified or in good standing, would not have a material adverse effect on its business or operations and of its ability to fulfill its duties, responsibilities or obligations hereunder; (iii) it has the full right, power, and authority, and has taken all company action necessary, to enter into this Agreement and be bound by the terms of this Agreement without the consent of any other person or entity; (iv) the execution and delivery of this Agreement and the performance by it of its obligations pursuant to this Agreement do not and will not constitute a breach of or a default under any other agreement or obligation applicable to Manager; (v) upon execution and delivery of this Agreement, this Agreement will constitute the valid and binding obligation of Manager, its agents, officers, affiliates, successors and assigns, and (vi) in connection with the provision of services under this Agreement, Manager will abide by all applicable state laws and regulations relating to the operation of Viridis' cannabis testing business.

ARTICLE IV – TERM

4.1 Term Defined: The Term of this Agreement shall be four (4) years, unless terminated sooner in accordance herewith.

4.2 Termination: This Agreement may be terminated (a) by the mutual written agreement of the Parties, (b) by Viridis for material breach of this Agreement, but only after notice is provided to Manager of such breach and Manager is provided sixty (60) days to cure such breach, (c) by Manager for material breach of this Agreement, but only after notice is provided to Viridis of such breach and Viridis is provided sixty (60) days to cure such breach, and (d) by Manager in the event that Viridis loses its license to operate as an Independent Testing Laboratory or otherwise loses its ability to operate.

ARTICLE VI – GENERAL PROVISIONS

5.1 Notices: Any and all written notices as required herein shall be deemed properly given upon the earlier of (i) three (3) days after deposit with the United States Postal Service if sent by registered or certified mail, return receipt requested, postage prepaid, (ii) tender if delivered by hand, to the addresses set forth below, (iii) receipt or (iv) one (1) day after the delivery to a recognized overnight delivery service: If to Manager: Green Analytics MD, LLC, 9691 Gerwig Lane, Unit A, Columbia, Maryland 20146, Attn: Andrew Rosenstein, General Manager, If to Viridis: Viridis Analytics MA, LLC, 40 Speen Street, Suite 301, Framingham, Massachusetts 01701, unless one Party informs the other of a new address to send such notices in writing.

5.2 No Partnership or Joint Venture: Nothing contained in this Agreement shall be construed to be or create a partnership or joint venture between Viridis, its successors and assigns, on the one part and Manager, its successors and assigns, on the other part, it being understood, however, that the Parties may expressly agree to any such relationship by a separate written agreement.

5.3 Modification and Changes: This Agreement cannot be changed or modified except by another agreement in writing signed by the Party sought to be charged therewith, or by its duly authorized agent.

5.4 Partial Invalidity: Any provision of this Agreement prohibited by law or by court decree in any locality or state shall be ineffective to the extent of such prohibition without in any way invalidating or affecting the remaining provisions of this Agreement, or without invalidating or affecting the provisions of this Agreement within the states or localities where not prohibited or otherwise invalidated by law or by court decree. Further, in the event that any provision of this Agreement shall be held unenforceable by virtue of its scope, but may be made enforceable by a limitation thereof, such provision shall be deemed to be amended to the minimum extent necessary to render it enforceable under the laws of the jurisdiction in which enforcement is sought.

5.5 Indemnification. Each Party hereby agrees to defend, indemnify and hold harmless the other Party, its affiliates, and each of their respective directors, members, managers, officers, employees, and agents from and against any loss, claim, action, damage, expense or liability, including amounts previously consented to by the indemnifying Party paid in settlement or compromise of any such claim, action or demand (including defense costs and attorneys' fees) resulting from any third-party claim or suit arising out of or relating to a breach of a Party's obligations, covenants, duties, representations or warranties under this Agreement; *provided, however*, that the foregoing indemnity obligation shall not apply to the extent such claim is the result of the willful misconduct or negligent act of the Party seeking indemnity, and *provided further* that Manager's liabilities under the indemnification provided for in this paragraph are limited to fees actually collected under this Agreement. This provision shall survive the expiration or termination of this Agreement. With respect solely to the matters indemnified under this paragraph, to the extent that the provisions of this paragraph conflict with any other indemnification agreement between the Parties, this paragraph shall control.

5.6 Applicable Law: This Agreement shall be construed and be governed by the Laws of the Commonwealth of Massachusetts, without regard to conflict of law provisions that would apply any laws other than those of the Commonwealth of Massachusetts.

5.7 Counterparts and Electronic Signing. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart. A party may execute this Agreement by facsimile or by other electronic means, which signature shall have the same operation and effect as would an original signature.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

VIRIDIS ANALYTICS MA, LLC

____

William Waldrop, Manager

____

Lori Glauser, Manager

GREEN ANALYTICS MD, LLC

By: __________________________________
Andrew Rosenstein, General Manager

SCHEDULE A TO MANAGEMENT AGREEMENT – FEE SCHEDULE

Manager shall invoice Viridis on a monthly basis for Management Fees, and Viridis shall pay the same within 15 days after receiving the applicable invoice. Management Fees will be assessed on an hourly basis, based on the fee schedule below or a revised schedule as provided to Viridis on no less than 30 days prior written notice. All hours will be tracked in a time clock system, by employee, along with the description of work. The Mass lab will pay all fees, costs and expenses incurred in our rendering of services to the Mass lab. The following hourly rates are subject to periodic modification (we will notify Evio before changing or adding new rates)

POSITION	***HOURLY RATE***
Lab Director	$85
Director of Operations	$55
Quality Manager	$45
Lab Manager	$40
Scientist/Analyst	$35
Human Resources	$25
Laboratory Technician	$20
Sampler	$15

In addition, so long as MARC S. ROSENSTEIN is still a Member of Manager and performing accounting, management and other financial services for Viridis equivalent to that which would typically be performed by the "chief financial officer" of Viridis, then beginning in the month immediately after the date on which the Company has achieved positive cash flow, he shall receive a monthly payment at an initial discounted hourly rate $100.00 per hour. After Viridis generates three consecutive months of net profits, the hourly rate for MARC S, ROSENSTEIN will be re-evaluated and increased based to reflect the then-current fair market value for this position.

EXHIBIT D – AMENDED AND RESTATED OPERATING AGREEMENT

[included as separate document]